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                                                                    Exhibit 3.44

                             ARTICLES OF ASSOCIATION

of Luchtvaartmaatschappij Schreiner Airways B.V. , a private company with limited liability with its registered office in The Hague, the Netherlands, as most recently amended by a deed executed before civil-law notary P. A. van Buttingha Wichers in The Hague on 30 September 1980.
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Name and registered office.
---------------------------
Article 1.
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1. The name of the Company shall be: Luchtvaartmaatschappij Schreiner Airways
B.V., with its registered office in The Hague.

2. It may have offices and branches both in the Netherlands and in foreign countries.

Object.
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Article 2.
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The Company's object shall be:

a. concluding and/or brokering charter agreements relating to aviation, as well as the air transport itself;

b. buying and selling aeroplanes and aeroplane parts for its own account or for the account of third parties;

c. renting and/or letting aeroplanes;

as well as everything which is related to or may be conducive to the foregoing, and, further, cooperating with, participating in, managing and financing other businesses, of whatever nature.

Time period.
------------
Article 3.
----------

The Company shall continue for an indefinite period of time.

Capital and shares.
-------------------
Article 4.
----------

1. The Company's authorised capital shall be one million Dutch guilders. It shall be divided into one thousand shares of one thousand guilders each.

2. Two hundred shares have been issued, subject to the obligation of full payment.

Article 5.
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1. The General Meeting of Shareholders, hereinafter to also be referred to as:
   the 'General Meeting' - shall resolve to issue shares; the General Meeting shall determine the share price and other issue conditions.

2. Shares may never be issued for less than par value.

3. Shares shall only be issued in return for full payment.

Article 6.
----------

1. The Management Board may, but only with the General Meeting's authorisation or approval, cause the Company to acquire paid-up shares in its own capital for valuable consideration, but only up to at most a nominal amount corresponding to half of the amount of the issued capital.

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                                       2.

2. Article 5 shall apply by analogy to the Company's selling shares acquired by it in its own capital, with the exception that such shares may also be sold for less than par value.

3. The Company shall not derive voting rights or any pre-emption rights on any account whatsoever from shares in its own capital held by it; nor shall any distribution be made on such shares.

They shall not count for purposes of calculating a quorum.

Article 7.
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1. The shares shall be registered and shall be numbered consecutively starting from 1.

2. Share certificates shall not be issued

3. The Management Board shall maintain a share register which records the names of the shareholders, their addresses and the designations for their shares, stating the amount paid on each share.

Each notation in the aforementioned register shall be signed by a Managing Director.

Any shareholder may inspect the register referred to in this paragraph and obtain an extract from it at any time, the latter, however, only insofar as his own shares are concerned.

4. For purposes of the application of paragraph 3, second sentence, of this
Article 7, a facsimile of a signature shall be considered a signature in the person's own handwriting.

5. Each shareholder shall be obliged to state his address to the Management
Board.

Article 8.
----------

If shares are jointly owned, the joint owners shall be obliged to designate someone in writing to exercise the rights attached to those shares on their behalf.

Notices of meetings, other notices and announcements.
-----------------------------------------------------
Article 9.
----------

Notices of Meetings, other notices and announcements pursuant to these Articles of Association shall occur by registered post or bailiff's notification and, if notices of Meetings, other notices and announcements to shareholders are involved, to the addresses referred to in Article 7; if notices and announcements by shareholders to the Management Board are involved, to the Company's office and to the home address of all the Managing Directors; and, if notices and announcements by shareholders to a person referred to in Article
19.4. are involved, to that person's home address.

The date of the stamp of proof of post delivery of the registered letter or the date of service of the bailiff's notification shall be considered the date of notice of a Meeting, other notice or announcement.

Manner of transferring and apportioning shares.
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Article 10.
-----------

1. A deed of transfer and service of that deed on the Company or written acknowledgment of the transfer by the Company based on submission of that deed to the Company shall be required to transfer shares.

2. The provisions in the first paragraph shall apply by analogy to apportioning shares when any community property is partitioned.

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                                       3.

Share transfer restriction clause.
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Article 11.
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A transfer of shares in the Company - not including the Company's selling shares acquired by it in its own capital - may only occur with due observance of Articles 12 to 17.

Article 12.
-----------

A shareholder wishing to transfer one or more shares must obtain approval from the General Meeting.

Article 13.
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The transfer must take place within three months after approval has been granted.

Article 14.
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Approval shall be deemed to have been granted if the General Meeting does not simultaneously identify to the requester at the time approval is denied one or more prospective buyers who are prepared to purchase all the shares to which the request for approval relates for payment in cash at the price described in
Article 15; the Company itself may only be designated as a prospective buyer with the requester's approval. Approval shall also be deemed to have been granted if the General Meeting has not decided on the approval request within six weeks after the request.

Article 15.
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The price referred to in Article 14 shall be equal to the value of the shares in question, to be determined by an independent expert.

Article 16.
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The independent expert shall be designated by the Management Board and the requester in mutual consultation.

Article 17.
-----------

If the Management Board and the requester do not agree on the designation of the independent expert, the expert shall be designated by the Netherlands Arbitration Institute.

Management Board.
-----------------
Article 18.
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1. The Company shall be managed by a Management Board consisting of a General
Manager, a Deputy General Manager and one or more ordinary Managing Directors. A legal entity may be appointed as a Managing Director as well.

2. With due observance of these Articles of Association, the Management Board may draw up standing rules which regulate matters concerning it internally. In addition, the Managing Directors may divide up their work among themselves, whether or not by standing rules.

3. The Management Board shall meet as often as a Managing Director desires. Each Managing Director shall cast one vote in the Management Board meeting, on the understanding that the General Manager or, in his absence, the Deputy General Manager, shall cast as many votes as there are other Managing Directors present or represented at the meeting. The Management Board shall pass resolutions by an absolute majority vote. If there is a tie vote, the General Meeting shall decide the matter.

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                                       4.

4. In its management, the Management Board shall observe the general directives formulated by the General Meeting regarding the financial, economic and social policy in the Company's business(es).

5. The General Meeting's authorisation or approval shall be required for Management Board resolutions regarding:

a. acquiring, encumbering and selling immovable property, ships and aeroplanes;

b. transferring movable - physical or non-physical - property as security or encumbering such property;

c. taking out loans chargeable to the Company, except for withdrawing funds through which the Company becomes indebted to a banker designated by the General Meeting, up to an amount not exceeding the amount which has been stated to that banker after having been determined by the General Meeting.

d. providing money as loans, insofar as this results in the same debtor becoming indebted to the Company on account of loans for more than two thousand five hundred Dutch guilders;

e. granting, modifying and revoking a power of attorney and granting a title as referred to in Article 21 to a person holding a power of attorney or taking away such a title;

f. appointing employees for a definite period of time, granting an employee a fixed annual salary exceeding the maximum premium annual income which, at the time the salary is granted, is taken into account in calculating the General Old Age Pensions Act/General Widows' and Orphans' Benefits Act premium, and discharging an employee that has been appointed for a definite period of time or is receiving a fixed annual salary as described above;

g. providing group pension schemes and granting pension rights other than pursuant to a group pension scheme;

h. committing the Company for the debts of others, either as a surety or in another manner;

i. entering into agreements - insofar as not part of standard contracts - pursuant to which possible disputes shall be subjected to arbitration or a binding third-party ruling, as well as entering into settlements;

j. conducting legal proceedings - both as a plaintiff and defendant - before the ordinary court, through arbitration or by requesting a binding third-party ruling, except, however, taking legal measures which cannot be delayed or solely involve interlocutory attachment and, further, except for taking measures to collect monetary claims;

k. exercising voting rights on unlisted shares and other securities with voting rights;

l.   establishing and discontinuing offices or branches;

m. expanding businesses through a new line of business and shutting down the Company's business or a portion thereof, including transferring ownership or the right of enjoyment in this regard;

n. participating in, accepting or relinquishing management over other businesses and terminating such participations;

o. entering into, terminating and modifying cooperation and pooling agreements;

p. acquiring, encumbering and alienating industrial and intellectual property rights, including granting and obtaining licences and sub-licences;

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                                       5.

q. purchasing fixed operating assets up to an amount exceeding the amount determined by the General Meeting;

r. performing acts intended to have legal effect, insofar as not already falling under one of the prior letters, regarding which the interest or value for the Company exceeds the amount determined by the General Meeting or through which the Company is bound for longer than a time period determined by the General Meeting.

Article 19.
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1.   The Managing Directors shall be appointed by the General Meeting, which may suspend and dismiss them at any time.

2. If the General Meeting of Shareholders has suspended a Managing Director, the General Meeting must pass a resolution within three months after the suspension begins dismissing the Managing Director or discontinuing or extending the suspension; in the absence of this, the suspension shall end. The suspension may only be extended once and for no more than three months as from the date on which the General Meeting resolves to extend the suspension.

If the General Meeting has not resolved to dismiss the Managing Director or discontinue the suspension within the time period set for the extension, the suspension shall end.

3. A suspended Managing Director shall be given the opportunity in the General Meeting to account for his actions and be assisted by counsel.

4. In the event of the absence of or vacancy for one or more Managing Directors, the remaining Managing Directors or the sole remaining Managing Director shall temporarily be charged with the entire management.

In the event of the absence of or vacancies for all Managing Directors or the sole Managing Director, a person appointed by the General Meeting each year shall temporarily be charged with the management. In the case of vacancies, the person referred to in the previous sentence shall take the necessary measures as soon as possible in order to fill the vacancies permanently.

Article 20.
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The General Meeting shall determine the salary, any bonus and the other employment terms and conditions of the Managing Directors.

Persons holding powers of attorney.
-----------------------------------
Article 21.
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Subject to Article 18.5.e., the Management Board may grant a power of attorney to one or more persons employed by the Company and grant such titles to one or more persons holding powers of attorney as the Management Board chooses

Representation.
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Article 22.
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1. Each Managing Director shall be separately entitled to represent the Company in and out of court.

2. If a Managing Director concludes an agreement with the Company in his private capacity or brings any proceedings against the Company in his private capacity, the Company shall be represented in the matter by a person designated by the General Meeting; such person may also be the Managing Director with respect to whom the conflict of interest exists. If a Managing Director has a conflict of interest with the

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                                       6.

Company in another manner besides as described in the previous sentence, he, as well as any other Managing Director, shall be entitled to represent the Company.

General Meetings.
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Article 23.
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1. The regular General Meeting shall be held annually before the first of July.

2. During this Meeting:

a. the Management Board shall report on the Company's state of affairs and the management performed;

b. the balance sheet, the profit and loss account with explanatory notes and the profit appropriation shall be adopted;

c. the person referred to in Article 19.4. shall be designated;

d. other items placed on the agenda with due observance of Article 24.3. shall be discussed;

3. Special General Meetings shall be held as often as the Management Board deems desirable.

Article 24.
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1.  General Meetings shall be held in The Hague.

In a General Meeting held in another municipality, valid resolutions may only be passed if the entire issued capital is represented.

2. Shareholders shall be given written notice of the General Meeting by a Managing Director. The notice shall not be sent later than on the fifteenth day before the date of the Meeting.

3. The convocation notice shall always state the subjects to be discussed. Valid resolutions may not be passed concerning subjects not announced in the convocation notice or in a supplemental convocation notice with due observance of the time period set for the notice, unless the resolution is passed unanimously in a Meeting in which the entire issued capital is represented.

Article 25.
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1. The General Meeting shall appoint its Chairman itself. The Chairman shall designate the Secretary.

2. Minutes shall be taken of the proceedings at the Meeting. The Minutes shall be adopted and signed in witness thereof by the Chairman and Secretary of the Meeting concerned or adopted by a subsequent Meeting; in the latter case, they shall be signed by the Chairman and Secretary of that subsequent Meeting in witness of adoption.

Article 26.
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1. Each share shall be entitled to cast one vote in the General Meeting.

2. Abstentions and invalid votes shall be deemed not to have been cast.

3. Valid votes may also be cast for the shares of those who, because of the resolution to be passed, would be granted any right vis-a-vis the Company on another account besides as a shareholder of the Company or who would be discharged from any obligation vis-a-vis it on that account.

4. Shareholders may have themselves represented at the Meeting by a written proxy.

Article 27.
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1. Resolutions shall be passed by an absolute majority of votes.

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                                       7.

2. The Chairman shall determine the manner of voting, on the understanding that, if one of the persons entitled to vote who is present desires this, voting on appointing, suspending and dismissing persons shall occur by sealed, unsigned ballots.

3. The resolution shall not take effect if there is a tie vote.

Article 28.
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1. Shareholders may pass all resolutions which they can pass in Meetings outside of Meetings as well.

Such a resolution may only be passed outside of a Meeting if all shareholders have stated in writing, by telegraph or by telex that they are in favour of the proposal in question.

2. The General Meeting's minutes register shall mention a resolution referred to in paragraph 1; that mention shall be read out in the next General Meeting by the Chairman of that Meeting. Moreover, the records showing that such a resolution was passed shall be kept with the General Meeting's minutes register and, as soon as the resolution is passed, written notice shall be given to all shareholders.

Financial year, balance sheet and profit and loss account.
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Article 29.
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1. The financial year shall be the calendar year.

2. Each year, within five months after the end of each financial year - except if this time period is extended by the General Meeting on account of special circumstances -, the Management Board shall draw up a balance sheet and profit and loss account, which shall be presented to the General Meeting for adoption. The balance sheet and the profit and loss account shall be accompanied by explanatory notes and the report of the Company's accountant referred to in
Article 30.

The balance sheet, the profit and loss account and the explanatory notes shall be signed by all the Managing Directors; if one or more of their signatures are missing, this shall be mentioned, stating the reason.

3. Unless the General Meeting makes a reservation in this regard, its adoption of the balance sheet and profit and loss account shall serve to discharge the Management Board from liability for its management for the previous financial year, subject to the provisions in Article 49a of the Commercial Code.

4. The documents referred to in the second paragraph shall be available for the shareholders' inspection at the Company's office from the date of the notice convening the General Meeting intended to discuss the balance sheet and profit and loss account with explanatory notes until the end of that Meeting.

Shareholders may receive copies of these documents at no cost. If the documents are adopted with changes, the previous sentence shall apply by analogy to the documents so adopted.

Accountant.
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Article 30.
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1. The General Meeting shall appoint an accountant to audit the balance sheet and profit and loss account and explanatory notes drafted by the Management Board and to report on this to the General Meeting.

The General Meeting may discharge the accountant at any time.

2. The accountant shall have the powers and obligations granted to and imposed on him in Article 57s(3) of the Commercial Code.

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                                       8.

3. The Management Board may provide instructions to the aforementioned accountant or another accountant at the Company's expense.

Profit and loss.
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Article 31.
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The General Meeting may freely dispose of the profit.

Article 32.
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1. Dividends must be made payable within one month after they are adopted.

2. Dividends which have not been taken possession of within five years after they have become due and payable shall revert to the Company.

3. If, according to the profit and loss account adopted, a loss is suffered in any year which is not covered by a reserve or otherwise offset, profits may not be distributed in subsequent years, as long as such a loss has not been made up.

Liquidation.
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Article 33.
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1. If the Company is dissolved pursuant to a resolution of the General Meeting, the Management Board shall be responsible for the liquidation, if and insofar as the General Meeting does not provide otherwise.

2. The General Meeting shall determine the remuneration for those performing the liquidation.

3. Liquidation shall occur with due observance of the statutory requirements. During liquidation, these Articles of Association shall remain in effect as much as possible.

4. The assets of the Company remaining after all debts have been paid shall be distributed among the shareholders in proportion to the nominal amount of their shareholdings.

5. The Company's books and documents shall be kept for ten years after the end of the liquidation by a person designated by the General Meeting of Shareholders.

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                                       9.

The Undersigned, BOUDEWIJN HERMAN DYSERINCK, civil-law notary practising in The Hague, as the successor civil-law notary to Petrus Adrianus van Buttingha Wichers, civil-law notary practising in The Hague at the time, states that the Articles of Association of Luchtvaartmaatschappij Schreiner Airways B.V., a private company with limited liability with its registered office in The Hague, read as stated above after the Articles were amended on 30 September 1980 pursuant to a deed executed before the aforementioned civil-law notary Van Buttingha Wichers.

Signed in The Hague on 23 May 2000.

[SEAL OF B. H. DYSERINCK,
CIVIL-LAW NOTARY IN THE HAGUE]      [SIGNATURE]

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                                A P O S T I L L E
                      (Hague Convention of 5 October 1961)

1.     Country: THE NETHERLANDS
       This public deed
2.     was signed by
       B. H. Dyserinck
3.     acting in the capacity of civil-law notary in The Hague;
4.     it includes the seal/stamp of the aforementioned civil-law notary.

                                  Certified
5.     in THE HAGUE  6. on 25 May 2000
7.     Before the Registrar of the District Court
8.     Under number: 2000/1067-1
9.     Seal/stamp: [SEAL OF THE HAGUE DISTRICT COURT]
10.    Signature: [SIGNATURE]